EXHIBIT 5.1

[Southern California Gas Company Letterhead]

May 19, 2006

Southern California Gas Company

555 West Fifth Street

Los Angeles, California 90013

Re:	Registration Statement on Form S-3 of Southern California Gas Company

Ladies and Gentlemen:

I am the Chief Corporate Counsel of Southern California Gas Company, a California corporation. In connection with the registration statement on Form S-3 filed on May     , 2006 (the “Registration Statement”), by Southern California Gas Company (the “Registrant”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested my opinion with respect to the matters set forth below.

I have reviewed the prospectus (the “Prospectus”) which is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus as supplemented by various Prospectus Supplements will provide for the offering of up to $213,000,000 aggregate offering price of (i) one or more series of senior unsecured debt securities (the “Senior Debt Securities”), (ii) one or more series of first mortgage bonds (the “First Mortgage Bonds”) and (iii) shares of preferred stock (the “Preferred Stock”). The Senior Debt Securities, the First Mortgage Bonds and the Preferred Stock are collectively referred to herein as the “Securities.”

Any First Mortgage Bonds will be issued pursuant to the mortgage and deed of trust between the Registrant and U.S. Bank Trust National Association, as trustee (together with its successors, the “Mortgage Trustee”), dated as of October 1, 1940, as amended to date and one or more supplements thereto (collectively, the “Mortgage Indenture”). Any Preferred Stock will be issued pursuant to the Registrant’s Articles of Incorporation, as amended to date, and Bylaws, as amended to date, and one or more certificates of determination filed by the Registrant with the Secretary of State of the State of California (collectively, the “Certificates of Determination” and, collectively with the Senior Debt Securities, the shares of Preferred Stock and the Mortgage Indenture, the “Documents”).

In my capacity as Chief Corporate Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Registrant in connection with the authorization and issuance of the Securities, and, for purposes of this opinion, have assumed such proceedings will be timely and properly completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law. As to facts material to the opinions, statements and assumptions expressed herein, I have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Registrant and others. I have not independently verified such factual matters.

I am opining herein as to the effect on the subject transaction only of the securities laws and general corporation law of the State of California and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other qualifications set forth herein, it is my opinion that, as of the date hereof:

1. When the supplemental indenture pertaining to the applicable series of First Mortgage Bonds has been duly authorized, executed and delivered by the Registrant and the Trustee, and when such First Mortgage Bonds have been duly authorized and duly established in accordance with the Mortgage Indenture and applicable law (including, without limitation, by the adoption by the Board of Directors of the Registrant of resolutions duly authorizing the issuance and delivery of such First Mortgage Bonds (the “First Mortgage Bonds Authorization”)), duly authenticated by the Trustee and duly executed and delivered on behalf of the Registrant against payment therefor in accordance with the Mortgage Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and the First Mortgage Bonds Authorization and the First Mortgage Bonds will constitute legally valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with the respective terms of such First Mortgage Bonds.

2. The Registrant has the authority pursuant to its Articles of Incorporation to issue up to 11,000,000 shares of Preferred Stock. Upon adoption by the Board of Directors of the Registrant of any necessary further resolutions in form and content as required by applicable law and upon issuance and delivery of and payment for such shares, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

The opinion rendered in paragraph 1 above is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) certain rights, remedies and waivers contained in the Documents may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Documents invalid or unenforceable as a whole; and (e) I express no opinion as to the validity or enforceability of any provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies and call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney’s fees.

To the extent that the obligations of the Registrant under the First Mortgage Bonds may be dependent upon such matters, we assume for purposes of this opinion that the Registrant and the Mortgage Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Registrant and the Mortgage Trustee is duly qualified to engage in the activities contemplated by the Mortgage Indenture; that the Mortgage Indenture has been duly authorized, executed and delivered by the Mortgage Trustee and the Registrant, and constitutes the legally valid and binding obligation of the Registrant and the Mortgage Trustee, as applicable, enforceable against the Registrant and the Mortgage Trustee in accordance with its terms; that the Mortgage Trustee is in compliance, generally and with respect to acting as a trustee under the Mortgage Indenture, with all applicable laws and regulations; and that the Registrant and the Mortgage Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Mortgage Indenture.

To the extent that the obligations of the Registrant under the Preferred Stock may be dependent upon such matters, I assume for purposes of this opinion that the Registrant is duly organized, validly existing and in good standing under the laws of the State of California.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,

/s/ Gary W. Kyle, Esq.

Chief Corporate Counsel